Exhibit 10.1
SECOND AMENDMENT TO THE
DICK’S SPORTING GOODS SUPPLEMENTAL SMART SAVINGS PLAN
     WHEREAS, Dick’s Sporting Goods, Inc. (the “Company”) established the Dick’s Sporting Goods Supplemental Smart Savings Plan (the “Plan”) for the benefit of certain employees;
     WHEREAS, pursuant to Section 7.1 of the Plan, the Company reserves the right to amend the Plan and has delegated to the Executive Benefits Committee (the “Committee”) the authority to make amendments relating to changes in the tax laws governing deferred compensation arrangements; and
     WHEREAS, the Committee wishes to amend the Plan to reflect the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW THEREFORE, the Plan is amended effective as of July 1, 2006 as follows:
1.	The first sentence of Section 2.7 is amended to read as follows: “Change in Control means one of the events described below.”

2.	Section 2.15 is amended in its entirety to read as follows:
     2.15 Disability
Disability means either (i) a determination by the Social Security Administration that a Participant is totally disabled or (ii) a determination under the Company’s long-term disability plan that a Participant is disabled if such determination includes that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
3.	Section 2.24 is amended in its entirety to read as follows:
     2.24 Performance-based Compensation
Performance-based Compensation means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months and that otherwise meets the requirements of Treasury Regulation Section 1.409A-1(e).

4.	Article II is amended by adding a new subsections 2.29A and 2.29B, which shall read as follows:
     2.29A Similar Accounts
Similar Accounts means all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).
     2.29B Similar Deferred Compensation Arrangements
Similar Deferred Compensation Arrangements means all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation Section 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated.
5.	Section 2.30 is amended in its entirety to read as follows:
     2.30 Specified Employee
Specified Employee means a key employee, as defined in Code Section 416(i) without regard to Code Section 416(i)(5), of the Company determined during the 12-month period ending December 31, and such employee will be treated as a key employee for the entire 12-month period commencing on the following April 1.
6.	Section 3.1 is amended in its entirety to read as follows:
     3.1 Eligibility to Participate
An Eligible Employee shall become a Participant in the Plan upon completion of a Deferral Election in accordance with Section 4.3 with the approval of the Committee.
7.	Section 4.2(c) is amended in its entirety to read as follows:

(c)	The Committee may revise the percentage of Compensation permitted under Sections 4.2(a)(1), 4.2(a)(2) and 4.2(a)(3) pursuant to Section 9.1(h). Any revision made pursuant to this subsection shall apply to the Plan Year following the Plan Year in which such revision is made or any other subsequent Plan Year designated by the Committee.

8.	Section 4.3 is amended in its entirety to read as follows:
4.3	Deferral Election

(a)	An Eligible Employee may defer Compensation in a given calendar year based on elections made in writing (including electronic media) in accordance with procedures determined by the Committee.

(b)	Elections must be made separately for each Plan Year. Elections are irrevocable for a Plan Year even if a Participant has a change in status as described in Section 3.2, including a Separation from Service and subsequent rehire during the Plan Year.

(c)	In general, an Eligible Employee must make his or her Deferral Election before the beginning of the Plan Year, except that an election to defer an incentive bonus award designated as Performance-based Compensation must be made six months or more in advance of the close of the service period for the incentive bonus award; provided, however, that for purposes of an election to defer an incentive bonus award designated as Performance-based Compensation, the Eligible Employee must perform services continuously from the later of (A) the beginning of the service period or (B) the date the performance criteria are established through the date an election is made. In addition, an election to defer Performance-based Compensation cannot be made after the compensation has become readily ascertainable.

(d)	An Eligible Employee who first becomes eligible to participate in the Plan after the beginning of the Plan Year may participate in the Plan for that Plan Year only for purposes of making an election to defer an incentive bonus award designated as Performance-based compensation; provided, however, that the Eligible Employee satisfies the requirements relating to such Performance-based compensation described in Section 4.3(c).

(e)	Notwithstanding the foregoing, an Eligible Employee who became a Participant in the Plan on the Effective Date was required to make a Deferral Election within 30 days of the Effective Date and such Deferral Election applied only to Compensation for services performed after the Deferral Election.
9.	Section 6.2 is amended in its entirety to read as follows:
6.2	Timing of Distributions — Benefit Distribution Date
(a)	Elected by Participant. A Participant shall separately elect, at the time of each Deferral Election, to receive the associated distribution from his or her Base Salary Deferral Account,

Quarterly Bonus Deferral Account and Incentive Bonus Award Deferral Account in accordance with one of the following options:
(1)	The date that is the earlier of (A) a specific date that occurs no earlier than during the second Plan Year following the Plan Year in which the amounts designated for distribution were credited and (B) the date of Separation from Service with the Company; or

(2)	The date of Separation from Service with the Company.

A Participant may not elect the time for distribution of his or her Dick’s Matching Deferral Account. Such amounts shall be distributed on the date of Separation from Service with the Company.
(b)	Failure to Elect. In the event a Participant does not elect a Benefit Distribution Date, the Participant will be deemed to have elected to have his or her deferrals distributed on the date of Separation from Service with the Company.
(c)	Six-Month Delay for Specified Employee. Notwithstanding any provision of this Plan to the contrary, no amount payable hereunder may be paid for a period of six months after Separation from Service for Specified Employee. Any payment that otherwise would have been made during the six-month period will be paid in a single lump sum on the first day of the seventh month following the date of such Separation from Service.
10.	Section 6.3 is amended by adding the following new subsection (c):
(c)	Notwithstanding the foregoing, and subject to Section 6.2(c), if the Participant’s total Account balance in combination with all Similar Accounts is less than $5,000 at the Participant’s Separation from Service, the entire Account and all Similar Accounts shall be distributed in a single lump sum, thus terminating and liquidating the Participant’s interest under the Plan and all Similar Accounts.
11.	Section 6.4(c) is amended in its entirety to read as follows:
(c)	If applicable, the revised election shall be made at least 12 months prior to a scheduled Benefit Distribution Date. If the revised election pertains to benefits payable in installments, the revised election shall be made at least 12 months prior to the first scheduled installment payment.

12.	Section 6.4 is amended by adding the following at the end of such section: “In no event shall a revised distribution election be permitted that would result in an acceleration of benefit payments.”
13.	Section 6.7 is amended in its entirety to read as follows:
     6.7 Payment of Disability Benefits
If a Participant incurs a Disability, the entire value of his or her Account shall be distributed to the Participant in a single lump sum.
14.	Article VI is amended by adding a new Section 6.11 which shall read as follows:
6.11	Timing of Distributions

Distributions shall commence as soon as administratively feasible following the payment events resulting from Separation from Service (and in accordance with Section 6.2(c)), death, Disability, Unforeseen Emergency, or Change in Control as applicable but no later than 90 days following the applicable event. Distributions shall commence as soon as administratively feasible following an elected specific date, but no later than the later of the end of the Plan Year containing the date or the 15th day of the third month following the date. Notwithstanding the foregoing, in no event shall a Participant have the ability (directly or indirectly) to designate the tax year of any payment made under this Plan.
15.	Section 7.2(b) is amended in its entirety to read as follows:
(b)	Notwithstanding the above, the Company may terminate the Plan and distribute the Participant’s credited Accounts in the form of a single lump sum. Such a Plan termination may occur only if the following conditions are met, pursuant to Code Section 409A and the regulations thereunder:
(1)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(2)	No distribution from the Plan, aside from distributions pending for the current year, may be made for the first 12 months following the termination;

(3)	All distributions from the Plan must be made no later than 24 months after the passing of the resolution to terminate the Plan;

(4)	The Company must terminate all Similar Deferred Compensation Arrangements for the impacted Participants simultaneously; and

(5)	The Company shall not establish a new plan of the same type within the meaning of Code Section 409A within three years of the date of the original Plan termination.
16.	Section 8.3(b) is amended in its entirety to read as follows:
(b)	Notwithstanding Section 8.3(a), if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness except that the following rules shall apply:
(1)	The entire amount of reduction in any of the Company’s taxable years shall not exceed $5,000; and

(2)	The reduction shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

Notwithstanding the foregoing, any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed this 16th day of May, 2008.

By:	Kathryn L. Sutter
Title: Senior Vice President of
Human Resources